Exhibit 99.1

PLBY Group to Acquire Content-Creator Platform

Technology Platform and Development Team Will Accelerate Launch of CENTERFOLD, Playboy’s New Creator-Led Service

LOS ANGELES, CA — October 18, 2021 – PLBY Group, Inc. (NASDAQ: PLBY) (“PLBY Group”), a leading pleasure and leisure lifestyle company and owner of Playboy, one of the most recognizable and iconic brands in the world, today announced that it had entered into a definitive agreement to acquire Dream, a social content platform that provides creators with tools to interact directly with their fans. The platform and its development team will serve as the technology foundation for the launch of Playboy’s new curated and creator-led site, CENTERFOLD.

“We’re thrilled to announce our agreement to acquire the Dream platform,” said Ben Kohn, Chief Executive Officer of PLBY Group. “Our new creator-led service, CENTERFOLD, will build upon Playboy’s long history providing leading voices with a safe platform for creative expression. CENTERFOLD will serve as the home for the world’s top creators to interact directly with their fans and to expand their communities and commerce businesses. The platform we are acquiring and its development team will provide a strong technology underpinning to significantly accelerate CENTERFOLD’s launch, now expected in the fourth quarter of this year, and to quicken our ability to scale and drive meaningful value to our network of top creators. I’ve been very impressed by the innovative vision and technology expertise of founders Mike Dow and Mike Berman and the whole Dream technology team, and we’re thrilled to welcome them to PLBY Group.”

PLBY Group has signed a definitive agreement to acquire 100% of the equity of the company which owns Dream, for a purchase price of up to approximately $30 million to be paid primarily in PLBY Group stock. The transaction is expected to close in the fourth quarter of 2021.

Dream Co-Founders Mike Dow and Mike Berman said, “We couldn’t be more excited to enter into this partnership with Playboy, the original platform for creative self-expression and sex positivity. We’re very proud of Dream’s product and technology foundation and team, and our ability to quickly serve as a scalable platform for a brand and creator network as significant as Playboy’s. We’re thrilled to join Ben and the whole Playboy team on a mission to build the most innovative tool-kit and the safest service for the world’s top creators.”

CENTERFOLD will be a curated, creator-led platform dedicated to creative freedom, artistic expression, and sex positivity, as the next evolution of Playboy’s long history at the intersection of culture and sex. The platform will arm creators with tools for multiple formats of content creation and direct fan interaction, and provide access to Playboy’s vast audience and differentiated content, digital and merchandise capabilities. Visit Centerfold.com for more information and to sign up for updates.

About PLBY Group, Inc.
PLBY Group connects consumers around the world with products, services, and experiences to help them look good, feel good, and have fun. PLBY Group serves consumers in four major categories: Sexual Wellness, Style & Apparel, Gaming & Lifestyle, and Beauty & Grooming. PLBY Group’s flagship consumer brand, Playboy, is one of the most recognizable, iconic brands in the world, driving billions of dollars in global consumer spending annually across approximately 180 countries. Learn more at http://www.plbygroup.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. PLBY Group’s actual results may differ from their expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, PLBY Group’s expectations with respect to future performance, growth plans and anticipated financial impacts of its acquisitions.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from those discussed in the forward-looking statements. Factors that may cause such differences include, but are not limited to: (1) the impact of the COVID-19 pandemic on PLBY Group’s business and acquisitions; (2) the inability to maintain the listing of PLBY Group’s shares of common stock on Nasdaq; (3) the risk that the business combination, recent acquisitions or any proposed transactions disrupt PLBY Group’s current plans and/or operations, including the risk that PLBY Group does not complete any such proposed transactions or achieve the expected benefits from them; (4) the ability to recognize the anticipated benefits of the business combination, acquisitions, commercial collaborations, commercialization of digital assets and proposed transactions, which may be affected by, among other things, competition, the ability of PLBY Group to grow and manage growth profitably, and retain its key employees; (5) costs related to being a public company, acquisitions, commercial collaborations and proposed transactions; (6) changes in applicable laws or regulations; (7) the possibility that PLBY Group may be adversely affected by other economic, business, and/or competitive factors; (8) risks relating to the uncertainty of the projected financial information of PLBY Group; (9) risks related to the organic and inorganic growth of PLBY Group’s business and the timing of expected business milestones; and (10) other risks and uncertainties indicated from time to time in PLBY Group’s annual report on Form 10-K, including those under “Risk Factors” therein, and in PLBY Group’s other filings with the Securities and Exchange Commission. PLBY Group cautions that the foregoing list of factors is not exclusive, and readers should not place undue reliance upon any forward-looking statements, which speak only as of the date which they were made. PLBY Group does not undertake any obligation to update or revise any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Contact:
Investors: investors@plbygroup.com
Media: press@plbygroup.com